SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)               November 19, 1996



                           BANYAN STRATEGIC REALTY TRUST
             (Exact name of Registrant as specified in its charter)


  Massachusetts                 0-15465                            36-3375345
(State of or other         (Commission File           (I.R.S. Employer
 jurisdiction of                Number)                         Identification
 incorporation)                                                     Number)



150 South Wacker Drive, Suite 2900, Chicago, IL                      60606
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code               (312) 553-9800

This document consists of 5 pages.
Exhibit index is located on page 4.


ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

On November 19, 1996, Banyan Strategic Realty Trust (the "Trust") acquired a 100% leasehold interest in the property located at 6901 Riverport Drive in Jefferson County, Kentucky. The leasehold interest converts to a fee simple ownership interest upon maturity and/or repayment of the bond financing as discussed below. The terms regarding the Trust's acquisition of this property, the property description, and other information is contained below.

6901 Riverport Drive

The 6901 Riverport Drive property ("Riverport property") is located in Jefferson County (Southwest Louisville), Kentucky and is a single story industrial/distribution building consisting of approximately 322,100 net rentable square feet. The property is situated on a total of 50 acres of land of which approximately 20 acres are vacant. The vacant land is suitable for the construction of an additional 300,000 to 350,000 square feet of bulk warehouse or office/service space. The Riverport property was built in 1985 and is currently 100% leased to two tenants. The Apparel Group, a distributor of clothing sold to large department and discount stores, occupies approximately 175,700 square feet under a lease which expires January 31, 1998. The remaining square feet of approximately 146,400 is currently occupied by Exel Logistics, a logistics firm, under a lease which expires on July 31, 2000. The building is constructed with a facade of exposed concrete and has twenty-eight foot clear roof heights at the center and wet-sprinkler systems.

The Riverport property was acquired by the Trust for a purchase price of $9,945,000 which was based upon consideration of a number of factors including recent appraisals, market studies, and other internal valuations. The Trust utilized $200,000 of cash reserves for the acquisition and assumed a lease obligation pursuant to tax-exempt Industrial Revenue Bond financing with an outstanding principal balance in the amount of $5,700,000 issued by Jefferson County, Kentucky. The remaining balance of the acquisition price was provided for by a draw upon the Trust's line of credit which was established with American National Bank and Trust Company of Chicago in late 1994. The line of credit is currently collateralized by the Trust's interest in Hallmark Village Apartments, Newtown Distribution Center, Lexington Business Center and Colonial Penn office building. Draws under the line of credit require monthly payment of interest only until its maturity in December 1997, and it currently bears interest at a blend of thirty, ninety and one hundred and twenty day rates plus 2.25% per annum. The interest rate on the Trust's line of credit for November 1996 was 7.6%. The lease assumed requires monthly payment of variable rate interest which is due the first of each month and annual principal payments in the amount of $300,000 which are due and payable each December 1 to and including December 1, 2014, the maturity date. Under the terms of the lease, the lease payments are equal to the required principal and interest payments on the bonds. The lease is fully collateralized by an irrevocable letter of credit which matures in December 1999. The Trust will pay a letter of credit fee of 1.5% annually. The variable interest rate on the bonds as of November 1996 was 3.5%. Real estate taxes for the Riverport property have been waived by Jefferson County until such time as the outstanding principal of the bond financing is fully retired.

The Riverport property's day-to-day operations will be managed by the Trust, for which a monthly management fee based upon the current market rate will be billed to the tenants. In addition, Insignia Commercial Group will serve as a local contact for the tenants and manage the property's service contracts.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

The Trust is currently unable to provide the financial statements and pro forma financial information as part of this report as required under Item 7 Financial Statements, Pro Forma Financial Information and Exhibits (a)(b) of Form 8-K as of the date hereof. As of the date of this filing, the Trust's independent accountants had not completed the audit of the 1995 operating results of the Property on which the Trust bases its pro forma operating estimates. The Trust currently anticipates completion of the audit and filing of all required financial statements and pro forma financial information for the Property within sixty days of the date of this report.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 4, 1996       BANYAN STRATEGIC REALTY TRUST
                                          (Registrant)




                                    By:   /s/ Joel L. Teglia
                                    Vice President, Chief Financial and
                                    Accounting Officer